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                      September 17, 2020

       Andr  s Ocampo
       Chief Financial Officer
       GeoPark Limited
       Nuestra Se  ora de los   ngeles 179
       Las Condes, Santiago, Chile

                                                        Re: GeoPark Limited
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed April 1, 2020
                                                            File No. 001-36298

       Dear Mr. Ocampo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              Maurice Blanco, Esq.